Exhibit 99.1

NEWS	FOR IMMEDIATE RELEASE

First American Financial Corporation Appoints

Marsha A. Spence to Board of Directors

SANTA ANA, Calif., May 12, 2022 – First American Financial Corporation (NYSE: FAF), a premier provider of title, settlement and risk solutions for real estate transactions and the leader in the digital transformation of its industry, announced today that Marsha A. Spence has been appointed to the company’s board of directors.

Over the course of her distinguished 45-year career in title and settlement, Spence’s skillful leadership has consistently produced high-performing teams and profitable growth at Mother Lode Holding Company, a California-based provider of title insurance, underwriting and escrow services for residential and commercial real estate transactions known for its strong employee-centric culture. Spence has played a key role in driving Mother Lode Holding Company’s substantial growth, expanding its number of offices from 35 when she was named CEO in 2001 to 92 offices across multiple states today.

“I’m very pleased to welcome Marsha to First American’s board,” said Dennis J. Gilmore, chairman of First American Financial Corporation. “Her deep industry knowledge and experience leading a highly successful, forward-looking title business will further augment our strong board, providing valuable insight as the company leads the digital transformation of the title and settlement industry.”

Spence currently serves as chairman of the board of Mother Lode Holding Company. Spence previously held the combined role of chairman and chief executive officer at Mother Lode for 15 years, after ascending to the roles of chief executive officer in 2001 and president in 1997. She joined Placer Title Company, which is now Mother Lode’s principal subsidiary, in 1977. First American acquired Mother Lode and its 17 operating subsidiaries on May 2. Spence also served on the California Land Title Association Board of Governors for 10 years and was president of the board from 2005-2006.

About First American

First American Financial Corporation (NYSE: FAF) is a premier provider of title, settlement and risk solutions for real estate transactions. With its combination of financial strength and stability built over more than 130 years, innovative proprietary technologies, and unmatched data assets, the company is leading the digital transformation of its industry. First American also provides data products to the title industry and other third parties; valuation

First American Financial Corporation Appoints Marsha A. Spence to Board of Directors

products and services; mortgage subservicing; home warranty products; banking, trust and wealth management services; and other related products and services. With total revenue of $9.2 billion in 2021, the company offers its products and services directly and through its agents throughout the United States and abroad. In 2022, First American was named one of the 100 Best Companies to Work For by Great Place to Work® and Fortune Magazine for the seventh consecutive year. More information about the company can be found at www.firstam.com.

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Media Contact:	Investor Contact:
Marcus Ginnaty Corporate Communications First American Financial Corporation 714-250-3298	Craig Barberio Investor Relations First American Financial Corporation 714-250-5214